Exhibit 10.2
AMENDED AND RESTATED LEXINGTON RABBI TRUST
     This Amended and Restated Agreement, made as of December 31, 2008 (this “Trust Agreement”), by and between Lexington Realty Trust (the “Company”) and Joseph S. Bonventre (the “Trustee”), amends and restates, in its entirety, that certain Agreement dated January 26, 1999 (as amended to date, the “Original Trust Agreement”), between the Company and John B. Vander Zwaag, the former trustee under the Original Trust Agreement;
     WHEREAS, the Company established a trust (the “Trust”) pursuant to the Original Trust Agreement and contributed to the Trust shares of beneficial interests of the Company classified as common stock (“Common Shares”) that have been and are held therein, subject to the claims of the Company’s creditors in the event of the Company’s Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;
     WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;
     WHEREAS, Section 2(a) of and Exhibit 2 to the Original Trust Agreement provide that the Common Shares held by the Trust will be distributed to the participants upon a change of control of the Company or a participant’s retirement or termination of employment with the Company to the extent such shares have vested pursuant to Section 1(a) of the Original Trust Agreement; and
     WHEREAS, the Parties desire to amend and restate the Original Trust Agreement in its entirety to ensure that the Common Shares held by the Trust will be distributed upon a change of control of the Company or the retirement or termination of a participant’s employment with the Company only under circumstances that comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW, THEREFORE, the parties do hereby continue the Trust and agree that the Trust shall be comprised, held and disposed of as follows:
Section 1. Continuation of Trust.
     (a) The Company previously deposited with Trustee in trust 427,531 Common Shares in the amount for each of the officers as listed in Exhibit 1, which are the principal of the Trust to be held and administered by the Trustee as provided in this Trust Agreement. The Common Shares allocated to each officer will vest beginning on the date such Common Shares are deposited or on the date or dates designated by the Company.
     (b) The Trust hereby established shall be irrevocable.

     (c) The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.
     (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.
     (e) The Company, in its sole discretion, may at any time, or from time to time, make additional deposits of Common Shares in trust with the Trustee to augment the principal to be held and administered by the Trustee as provided in this Trust Agreement. Neither the Trustee nor any Plan participant or beneficiary shall have the right to compel such additional deposits.
Section 2. Payments to Plan Participants and Their Beneficiaries.
     (a) The Company shall deliver to the Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time for payment of such amounts, provided that all Common Shares held by the Trust shall be distributed immediately to the Plan participants upon a Change of Control of the Company. Such Payment Schedule shall be attached to this Trust Agreement as “Exhibit 2.” Except as otherwise provided herein, Trustee shall make distributions to the Plan participants and their beneficiaries only in accordance with such Payment Schedule and shall distribute to the Company any amounts required for the withholding of federal, state or local taxes on such distributions to Plan participants. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall distribute amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Company.
     (b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by the Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.
     (c) The Company may make distributions directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. The Company shall notify Trustee of its decision to make distributions directly prior to the time amounts are due to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make distributions in accordance with the terms of the Plan, the Company shall make the balance of such distribution as it falls due. Trustee shall notify the Company where principal and earnings are not sufficient.

Section 3. Trustee Responsibility Regarding Payment to Trust Beneficiary When Company is Insolvent.
     (a) The Trustee shall cease distributions of benefits to Plan participants and their beneficiaries if the Company is Insolvent. The Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, or (iii) the Company is determined to be insolvent by the applicable federal and/or state regulatory agency.
     (b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and earnings of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.
          (i) The Board of Trustees and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Company’s Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, Trustee shall determine whether the Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or beneficiaries.
          (ii) Unless the Trustee has actual knowledge of the Company’s Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company’s solvency as may be furnished to the Trustee and provides the Trustee with a reasonable basis for making a determination concerning the Company’s solvency.
          (iii) If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the distributions of the Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Plan or otherwise.
          (iv) The Trustee shall resume the distribution of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).
          (v) Provided that there are sufficient assets, if the Trustee discontinues the distribution of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all distributions due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any distributions made to Plan participants or their beneficiaries by the Company in lieu of distributions provided for hereunder during any such period of discontinuance.

Section 4. Payments to Company.
     Except as provided in Section 3 hereof, after the Trust has become irrevocable, the Company shall have no right or power to direct Trustee to return to the Company or to divert to others any of the Trust assets before all distributions of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.
Section 5. Investment Authority.
     In the management and control of the Trust created herein, Trustee, in its sole judgment and discretion, may do and have done with respect to the Trust estate, all things which, in the judgment and discretion of Trustee, may seem necessary, desirable and proper to promote, protect and conserve the interests of the Trust estate, in like manner as if Trustee were entitled to said property beneficially, and every determination of Trustee in the construction of the powers conferred upon Trustee or in any manner committed to the discretion of Trustee, or with respect to which Trustee may be empowered to act hereunder, whether made upon a question formally or actually raised or implied in relation of the premises, shall be binding upon all persons interested in the Trust and shall not be objected to or questioned on any grounds whatsoever. In order to state the definitive powers herein vested in Trustee, Trustee shall have and may in its judgment and discretion, and except as specifically hereinafter provided, without notice to anyone or order of court, exercise, among others, the following powers, to be broadly construed with reference to each trust estate and each share thereof:
     (a) To invest only in Common Shares to the extent permitted by law. All rights associated with Common Shares held by the Trust shall be exercised by Trustee, and shall in no event be exercisable by or rest with Plan participants.
     (b) To determine whether any property coming into its hands shall be treated as a part of the principal of the Trust estate or a part of the earnings therefrom and to apportion between such principal and earnings any loss or expenditure in connection with said Trust estate as to it may seem just and equitable.
     (c) Except as otherwise provided herein, to make distributions hereunder, and to determine the identity of persons entitled to take hereunder.
     (d) To vote in person or by proxy upon all Common Shares held by it, to assent to the consolidation, merger, dissolution or reorganization of any such corporation, to pay all assessments, expenses and sums of money as it may deem expedient for the protection of the interest of the Trust estate as the holder of such Common Shares, and generally, to exercise, in respect to all Common Shares held by it, the same rights and powers as are or may be exercised by persons owning similar property in their own right.
     (e) To institute and defend any and all suits or legal proceedings relating to the said Trust estate in any court, and to employ counsel and to compromise or submit to arbitration all matters of dispute in which said Trust estate may be involved, as, in its judgment may be necessary or proper.

     (f) At any time or from time to time, to advance money for the benefit of the Trust estate from his funds for any purpose or purposes of the Trust, and will receive reimbursement himself from the Company for the money advanced.
     (g) To execute and deliver any and all contracts, conveyances, transfers or other instruments, and to do any acts necessary or desirable in the execution of the powers herein vested in it.
     (h) In the event that more than one Trustee is then serving, any Trustee shall have the power to perform ministerial acts on behalf of the Trust created herein, but the majority decision of Trustees then-serving shall be necessary for the performance of any discretionary acts by Trustees. Ministerial acts shall include by way of illustration but not limitation, the power to sign negotiable instruments, and other documents. Discretionary acts shall include by way of illustration but not limitation, decisions as to the form of investments, and the like.
     (i) In the event that more than one (1) Trustee is then serving, in case of disagreement between the Trustees so that no decision is reached, the matter shall be submitted to arbitration in accordance with the rules of the American Arbitration Association.
     (j) All rights associated with assets of the Trusts shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with plan participants.
Section 6. Disposition of Earnings.
     During the term of this Trust, all earnings received by the Trust, net of expenses and taxes, shall be returned to the Company and distributed to the participants that elect to currently receive such distributions, or shall be invested in additional Common Shares by those who elect to have their share of the earnings reinvested.
Section 7. Accounting by Trustee.
     The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Such records shall include the Common Shares held by the Trust for each Plan participant.
Section 8. Responsibility of Trustee.
     (a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of this Trust and is given in writing by the Company. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

     (b) If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Company agrees to indemnify the Trustee against the Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If the Company does not pay such cost, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.
     (c) The Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder.
     (d) The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.
     (e) The Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein.
     (f) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.
Section 9. Compensation and Expenses of the Trustee.
     The Company shall pay all administrative and Trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.
Section 10. Resignation and Removal of Trustee.
     (a) Trustee may resign at any time by written notice to the Company, which shall be effective 30 days after receipt of such notice unless the Company and Trustee agree otherwise.
     (b) Trustee may be removed by the Company on 30 days notice or upon shorter notice accepted by Trustee.
     (c) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 30 business days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit.
     (d) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this Section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 11. Appointment of Successor.
     (a) If Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, Company may appoint any third party, such as a bank trust department, other party that may be granted corporate trustee powers under state law, or an officer of the Company as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.
     (b) The Successor Trustee need not examine the records and acts of any prior Trustee. The successor Trustee shall not be responsible for and the Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.
Section 12. Amendment or Termination.
     (a) This Trust Agreement may be amended by a written instrument executed by Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable.
     (b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust any assets remaining in the Trust shall be returned to the Company.
     (c) Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, the Company may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to the Company.
Section 13. Miscellaneous.
     (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.
     (b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.
     (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of New York.
     (d) For purposes of this Trust Agreement, “Change in Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, as determined in accordance with this Section 13(d).

          (i) A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of shares of the Company that, together with shares held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the shares of the Company, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the shares of the Company, or to have effective control of the Company within the meaning of Section 13(d)(ii), and such person or group acquires additional shares of the Company, the acquisition of additional shares by such person or group shall not be considered to cause a “change in the ownership” of the Company.
          (ii) A “change in the effective control” of the Company shall occur on either of the following dates:
               (A) The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of shares of the Company possessing 30% or more of the total voting power of the shares of the Company, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). If a person or group is considered to possess 30% or more of the total voting power of the shares of the Company, and such person or group acquires additional shares of the Company, the acquisition of additional shares by such person or group shall not be considered to cause a “change in the effective control” of the Company; or
               (B) The date on which a majority of the members of the Company’s board of trustees is replaced during any 12-month period by trustees whose appointment or election is not endorsed by a majority of the members of the Company’s board of trustees before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).
          (iii) A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the Company, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).
Section 14. Effective Date.
     The effective date of the Original Agreement shall be January 26, 1999. The effective date of this Trust Agreement shall be January 1, 2008.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first written above.

LEXINGTON REALTY TRUST

	By:	/s/ Patrick Carroll
Name: Patrick Carroll
Title: Chief Financial Officer

/s/ Joseph S. Bonventre
Joseph S. Bonventre, Trustee

Acknowledged:

/s/ E. Robert Roskind
E. Robert Roskind

/s/ Richard J. Rouse
Richard J. Rouse

/s/ T. Wilson Elgin
T. Wilson Elgin

/s/ Paul R. Wood
Paul R. Wood

EXHIBIT 1

Participant	Number of Shares
E. Robert Roskind	167,843
Richard J. Rouse	123,225
T. Wilson Eglin	130,863
Paul R. Wood	5,600

EXHIBIT 2-PAYMENT SCHEDULE

Participant	Payment Schedule
E. Robert Roskind	Distribute dividends quarterly
Richard J. Rouse	Distribute dividends quarterly
T. Wilson Eglin	Distribute dividends quarterly
Paul R. Wood	Distribute dividends quarterly
In all cases, the Common Shares held by the Trust shall be distributed to each participant within 30 days of the earlier of a Change in Control or the Plan participant’s “separation from service” within the meaning of Treasury Regulation 1.409A-1(h), without regard to any of the optional provisions thereunder, from the Company and any entity that would be considered a single employer with the Company under Code Section 414(b) or 414(c) (“Separation from Service”). Notwithstanding the foregoing, if at the time of the Plan participant’s Separation from Service the Plan participant is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any shares will not be distributed until after the earlier of (i) first business day of the seventh month following Plan participant’s Separation from Service, or (ii) the date of the Plan participant’s death (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, the Company shall deliver to the Plan participant any shares that the Company would otherwise have been required to distribute under this Agreement but for the imposition of the 409A Suspension Period.